                                  EXHIBIT 99.2

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                    Unaudited

                                        THREE MONTHS    SIX MONTHS     NINE MONTHS
(In millions)                              ENDED           ENDED          ENDED
                                          MAR. 31,        JUN. 30,       SEP. 30,
                                            1998           1998            1998
                                        ------------    ----------     -----------
SALES:

  North American Tire                     $ 1,523.3      $ 3,074.2      $ 4,678.0
  Europe Tire                                 671.5        1,374.8        2,121.1
  Latin American Tire                         335.5          662.5          965.1
  Asia Tire                                   116.8          234.4          358.2
                                          ---------      ---------      ---------
   TOTAL TIRES                              2,647.1        5,345.9        8,122.4

  Engineered Products                         328.7          658.6          970.5
  Chemical Products                           260.7          504.7          741.3
                                          ---------      ---------      ---------
   TOTAL SEGMENT SALES                      3,236.5        6,509.2        9,834.2

  Inter-SBU Sales                            (143.4)        (275.3)        (404.5)
  Other                                         0.9           (2.4)          (6.5)
                                          ---------      ---------      ---------
   NET SALES                              $ 3,094.0      $ 6,231.5      $ 9,423.2
                                          =========      =========      =========


INCOME:

  North American Tire                     $   110.2      $   199.4      $   294.3
  Europe Tire                                  75.8          154.9          226.3
  Latin American Tire                          60.2          113.9          154.0
  Asia Tire                                     3.0            7.8            9.4
                                          ---------      ---------      ---------
   TOTAL TIRES                                249.2          476.0          684.0

  Engineered Products                          33.1           67.6           89.9
  Chemical Products                            34.3           74.9          109.4
                                          ---------      ---------      ---------
   TOTAL SEGMENT INCOME (EBIT)                316.6          618.5          883.3

  Rationalizations                             61.1           73.4          126.6
  Interest expense                            (30.3)         (64.3)        (105.7)
  Foreign currency exchange                     5.3           14.5           14.8
  Minority interest in net income              (8.8)         (15.9)         (25.6)
     of subsidiaries
  Inter-SBU income                            (17.3)         (32.8)         (49.2)
  Other                                        (2.6)          (4.5)         (11.4)
                                          ---------      ---------      ---------
   INCOME FROM CONTINUING OPERATIONS      $   324.0      $   588.9      $   832.8
                 BEFORE INCOME TAXES      =========      =========      =========

                                   -X-99.2-1-